Exhibit 99.1

FOR IMMEDIATE RELEASE

Tucows Inc. Reports Continuing Strong Financial Results for Fourth Quarter of 2011

– Company Reports 7th Consecutive Quarter of Record Revenue –

TORONTO, Feb. 15, 2012 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today reported its financial results for the fourth quarter ended December 31, 2011. All figures are in U.S. dollars.

Summary Financial Results
(Numbers in Thousands of US Dollars, Except Per Share Data)

	3 Months Ended December 31, 2011 (unaudited)	3 Months Ended December 31, 2010 (unaudited)	12 Months Ended December 31, 2011 (unaudited)	12 Months Ended December 31, 2010 (unaudited)
Net revenue	26,370	22,077	97,065	84,579
Income before provision for income taxes and change in fair value of forward exchange contracts	1,745	611	3,986	1,455
Net income (loss) for the period	6,055	1,237	6,170	2,117
Net earnings (loss) per common share*	0.11	0.02	0.12	0.04
Net cash provided by operating activities	2,683	2,341	5,885	6,769

* 2011 results include a tax benefit of $0.06 per share related to the release of deferred tax asset valuation allowances.

Summary of Revenues and Cost of Revenues
(Numbers in Thousands of US Dollars)
	Revenue		Cost of Revenue
	3 Months Ended December 31, 2011 (unaudited)	3 Months Ended December 31, 2010 (unaudited)	3 Months Ended December 31, 2011 (unaudited)	3 Months Ended December 31, 2010 (unaudited)
OpenSRS:
Domain Service	20,743	17,308	17,347	14,565
Email Service	653	529	41	104
Other services	1,136	1,104	385	366
Total OpenSRS services	22,532	18,941	17,773	15,035

YummyNames	1,648	1,531	182	181
Hover	1,432	1,172	548	398
Butterscotch	759	433	6	9

Network, other costs	-	-	1,146	1,148
Network, depreciation and amortization costs	-	-	177	313
Total revenue/cost of revenue	26,370	22,077	19,833	17,084

“Our strong performance in the fourth quarter, highlighted by 19% year-over-year revenue growth to a record $26.4 million – our seventh consecutive quarter of record revenue – and solid cash flow from operations, concluded a year that was indicative of the consistency and reliability of our business, as well as our ability to efficiently deliver growth,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc.  “As a result, we also delivered our best year ever in terms of revenue at just over $97 million.  Looking ahead, this efficiency, combined with what we believe is the best distribution channel in the Internet economy, firmly positions us to continue to consistently generate cash flow, while introducing new services with minimal capital investment or impact on operating expenses. Ting, our recently launched US mobile phone service, is a testament to our capabilities in this regard.”

Net revenue for the fourth quarter of 2011 increased 19% to a record $26.4 million from $22.1 million for the fourth quarter of 2010 and was driven by growth in each of the Company’s business groups.

Net income for the fourth quarter of 2011 was $6.1 million, or $0.11 per share, compared with net income for the fourth quarter of 2010 of $1.2 million, or $0.02 per share. Net income per share for the fourth quarter of 2011 includes a tax benefit of $0.06 per share related to the release of deferred tax asset valuation allowances during that quarter.

Deferred revenue at the end of the fourth quarter of 2011 was $69.2 million, an increase of 11% from $62.6 million at the end of the fourth quarter of 2010 and relatively unchanged from the end of the third quarter of 2011.

Cash and cash equivalents at the end of the fourth quarter of 2011 were $6.4 million compared with $4.2 million at the end of the fourth quarter of 2010 and $4.7 million at the end of the third quarter of 2011.  The increase from the end of third quarter of 2011 is primarily the result of cash flow from operations for the fourth quarter of 2011 of $2.7 million, which was partially offset by the use of $0.7 million for repayment of the Company's credit facility and $0.2 million for investment in equipment.

As previously announced, subsequent to the end of the fourth quarter the Company completed the repurchase of 7.6 million of its shares at a purchase price of $0.77 per share for a total of $5.8 million under its modified “Dutch auction” tender announced on December 15, 2011.  Since initiating its first share buyback program in February 2007, the Company has repurchased a total of 30.8 million shares through its buyback programs, representing 40.5% of the Company’s total shares outstanding at the end of January 2007.

Conference Call

Tucows management will host a conference call today, Wednesday, February 15, 2012 at 5:00 p.m. (ET) to discuss the Company’s fourth quarter 2011 results. Participants can access the conference call via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 48872391 followed by the pound key.  The telephone replay will be available until Wednesday, February 22, 2012 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over eleven million domain names and millions of email boxes through a reseller network of over 12,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting.com (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995.  In particular, this release includes forward looking statements regarding our expectations as to our financial results, our future growth, the consistency of our business and our ability to generate cash. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, OpenSRS, Hover, and YummyNames are registered trademarks of Tucows Inc. or its subsidiaries.

For further information:

Lawrence Chamberlain
TMX Equicom for Tucows Inc.
(416) 815-0700 ext. 257
lchamberlain@equicomgroup.com